Exhibit 3.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
WRAP TECHNOLOGIES, INC.

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock (the “Amendment”) is dated as of October 14, 2024.

WHEREAS, the board of directors (the “Board”) of Wrap Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 10,000 authorized shares of preferred stock, classified as Series A Convertible Preferred Stock (the “Preferred Stock”) and the Certificate of Designations of the Preferred Stock (as amended, the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on July 3, 2023 evidencing such terms;

WHEREAS, pursuant to Section 30(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of at least a majority of the outstanding Preferred Stock (provided, that such holders include Iroquois Master Fund Ltd.) (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on October 14, 2024, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1 . Section 3(b) of the Certificate of Designations is hereby amended and restated to read as follows:

(b) Dividend Shares and Cash Dividends. Dividends shall be payable on each Dividend Date, to the record holders of the Preferred Shares on the applicable Dividend Date, in cash (“Cash Dividends”); provided, however, that the Company may, at its option following notice to each Holder, pay Dividends on any Dividend Date in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure or, so long as there has been no Equity Conditions Failure, in a combination of Cash Dividends and Dividend Shares. The Company shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder on or prior to the twenty-third (23rd) Trading Day prior to the applicable Dividend Date (the “Dividend Notice Due Date”) (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) elects to pay Dividends as Cash Dividends or a combination of Cash Dividends and Dividend Shares and specifies the amount of Dividends that shall be paid as Cash Dividends and the amount of Dividends, if any, that shall be paid in Dividend Shares, (2) unless the Company has elected to pay Dividends solely as Cash Dividends, certifies that there has been no Equity Conditions Failure as of such Dividend Notice Date and (3) states the number of issued and outstanding shares of Common Stock as of such Dividend Notice Date. If there is an Equity Conditions Failure as of the Dividend Notice Date, then unless the Company has elected to pay such Dividends as Cash Dividends, the Dividend Election Notice shall indicate that unless such Holder waives the Equity Conditions Failure, the Dividends shall be paid as Cash Dividends. If the Company confirmed the payment of the applicable Dividends in Dividend Shares, in whole or in part, and if there was no Equity Conditions Failure as of the applicable Dividend Notice Date but an Equity Conditions Failure occurred between the applicable Dividend Notice Date and any time prior to the applicable Dividend Date (an “Interim Dividend Period”), the Company shall provide the Holders a subsequent notice to that effect indicating that unless such Holder waives the Equity Conditions Failure, the Dividends shall be paid as Cash Dividends. If there occurs an Equity Conditions Failure (which is not waived in writing by a Holder) during such Interim Dividend Period, then at the option of such Holder, such Holder may require the Company to pay the amount of Dividends (including any portion of the Pre-Dividend Shares (as defined below)) payable on the applicable Dividend Date as a Cash Dividend. If any portion of Dividends for a particular Dividend Date shall be paid in Dividend Shares, then (I) on or prior to the twenty-first (21st) Trading Day prior to the applicable Dividend Date (the “Dividend Pre-Payment Date”), the Company shall issue to each Holder, in accordance with Section 3(c), a number of shares of Common Stock equal to (x) the amount of Dividends payable on the applicable Dividend Date in Dividend Shares divided by (y) the applicable Initial Dividend Conversion Price (the “Pre-Dividend Shares”) and (II) on the applicable Dividend Date, the Company shall deliver a notice setting forth the calculation of the Dividend Balance Shares (and the calculation of the component parts of such calculation) and issue to each Holder, in accordance with Section 3(c), a number of shares of Common Stock equal to any Dividend Balance Shares. All Pre-Dividend Shares and Dividend Shares shall be fully paid and nonassessable shares of Common Stock (rounded up to the nearest whole share). For purposes hereof, “Initial Dividend Conversion Price” means, with respect to any Dividend Pre-Payment Date or other applicable date of determination, that price which shall be the lowest of (i) the then applicable Conversion Price and (ii) 85% of the arithmetic average of the three (3) lowest Closing Sale Prices of the Common Stock during the twenty (20) consecutive Trading Day period ending on the Trading Day immediately preceding the applicable Dividend Pre-Payment Date or other applicable date of determination, provided that such price shall not be lower than the Floor Price. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period. Holders that are directors or officers of the Company may only receive Cash Dividends.

2. Section 4(d)(i) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(i) Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder (other than Scot Cohen and V4 Global LLC), and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares and the Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(d)(i). For purposes of this Section 4(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 4(d)(i), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Shares. For the avoidance of doubt, this Section 4(d)(i) shall not apply to Scot Cohen, V4 Global LLC or their transferees.

3.  Section 12(a) of the Certificate of Designations is hereby amended and restated to read as follows:

(a) Voting Rights. Except as otherwise provided herein or as required by applicable law and subject to the provisions of Section 4(d) hereof, Holders of Preferred Shares shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Subject to the provisions of Section 4(d) hereof, each Preferred Share shall entitle the Holder thereof to cast that number of votes per Preferred Share equal to the Stated Value of such Preferred Share divided by Nasdaq Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) immediately preceding the Subscription Date (or $1.414 per share, as of the date of this Certificate of Designations, and subject to adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions following the date hereof). For purposes of clarity, this Nasdaq Minimum Price shall apply only for purposes of this Section 12 of the Certificate of Designations and not apply to any other section of the Certificate of Designations or any Transaction Document. Notwithstanding the foregoing, to the extent that under the DGCL the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders of the shares of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is present or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. For the avoidance of doubt, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Company at which the Preferred Shares are entitled to vote, the number of Preferred Shares and votes represented by such shares shall be counted on an as converted to Common Stock basis, subject to any limitations on conversion set forth herein. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 14th day of October, 2024.

WRAP TECHNOLOGIES, INC.

By:	/s/ Scot Cohen
Name: Scot Cohen
Title: Chief Executive Officer